Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PDS Biotechnology Corporation:

We consent to the incorporation by reference in Registration Statement Nos. 333-234693, 333-231945, 333-231943, 333-229817, 333-223390, 333-2223389, 333-216431, 333-216430, 333-210042, 333-210041, and 333-207545  on Forms S-8 of PDS Biotechnology Corporation of our report dated March 5, 2019 (except for Note 2, as to which the date is March 27, 2020) relating to our audits of the financial statements which appear in this Annual Report on Form 10-K of PDS Biotechnology Corporation for the year ended December 31, 2018.

/s/ Haynie & Company
Salt Lake City, Utah
March 27, 2020